This Amendment dated as of February 7, 2017 (the “Amended Replacement Capital Covenant”) to the Replacement Capital Covenant dated as of June 6, 2008 (the “Replacement Capital Covenant”), is made by The Hartford Financial Services Group, Inc., a Delaware corporation (together with its successors and assigns, the “Corporation”), in favor of and for the benefit of each Covered Debtholder (as defined in the Replacement Capital Covenant).

R E C I T A L S

WHEREAS, the Corporation acknowledges that reliance by each Covered Debtholder upon the covenants in the Replacement Capital Covenant and this Amended Replacement Capital Covenant is reasonable and foreseeable by the Corporation and that, were the Corporation to disregard its covenants in this Replacement Capital Covenant, each Covered Debtholder would have sustained an injury as a result of its reliance on such covenants;

WHEREAS, the Corporation previously issued its 8.125% Junior Subordinated Debentures due 2068 (the “Junior Subordinated Debentures”) and entered into the Replacement Capital Covenant in connection with the issuance of such Junior Subordinated Debentures;

WHEREAS, the Corporation’s 6.1% Senior Notes due 2041 (the “Senior Notes”), issued under the Senior Notes Indenture, dated as of March 9, 2004 (the “Base Indenture”), between the Corporation and The Bank of New York Trust Company, N.A. (as successor to JPMorgan Chase Bank), as trustee (the “Trustee”), as amended by all indentures supplemental thereto (the Base Indenture as so amended and supplemented, the “Senior Notes Indenture”), became the Covered Debt (as defined in the Replacement Capital Covenant) under the Replacement Capital Covenant;

WHEREAS, the Corporation desires to amend certain provisions of the Replacement Capital Covenant in accordance with Section 4(b) thereof.

WHEREAS, pursuant to Section 4(b) of the Replacement Capital Covenant, the Corporation may amend the terms of the Replacement Capital Covenant without the consent of the Holders (as defined therein) of the Covered Debt if such amendment is not adverse to the rights of the Covered Debtholders and an officer of the Corporation has delivered to the trustee or agent for such Covered Debt in the manner provided for in the indenture, fiscal agency agreement or other instrument with respect to such Covered Debt a written certificate stating that, in his or her determination, such amendment or supplement is not adverse to the Covered Debtholders; and

WHEREAS, an officer of the Corporation has determined that this Amended Replacement Capital Covenant is not adverse to the holders of the Covered Debt under the Replacement Capital Covenant and delivered a written certificate to that effect to the Trustee in accordance with the procedures set forth therefor in the Senior Notes Indenture.

NOW, THEREFORE, the Corporation hereby covenants and agrees that the Replacement Capital Covenant shall be amended as follows:

ARTICLE 1
AMENDMENTS

1.01 The references to “180 days” appearing within the definitions of “Measurement Date” and “Qualifying Replacement Capital Covenant” in Annex I of the Replacement Capital Covenant are hereby replaced with “550 days.”

1.02 Clause (2) appearing within subsection b(ii) of the definition of “Qualifying Replacement Securities” in Annex I of the Replacement Capital Covenant is hereby replaced with the words: “have a final stated maturity in accordance with the terms of such securities that is no more than one business day (as defined in the terms of such securities) prior to the 50th anniversary of the issuance of such securities.”

ARTICLE 2
MISCELLANEOUS

2.01 This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

2.04 Except as expressly amended hereby, the Replacement Capital Covenant shall remain in full force and effect until terminated in accordance with its terms.

IN WITNESS WHEREOF, the Corporation has caused this Amended Replacement Capital Covenant to be executed by its duly authorized officer, as of the day and year first above written.

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
/s/ Robert W. Paiano
Name:	Robert W. Paiano
Title:	Senior Vice President and Treasurer

[SIGNATURE PAGE TO AMENDED REPLACEMENT CAPITAL COVENANT]

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